Exhibit 4.16
Amendment Agreement of Leasehold Right

Both parties have signed amendment agreement as below in connection with registration of establishment of leaseholder right that had been registered as No. 66170 at the Department of Registration, Seoul Central District Court as of Dec. 3, 2007 pursuant to agreement of establishment of leasehold right dated Dec. 1, 2007 for the real estate mentioned at the end of this letter.

= Recitals =

1. Both parties agree to change deposit money of the leasehold right from  864,000,000 won to 552,000,000 won.

2. Both parties agree to change scope of the leasehold right from the entire area of the 6th and 7th floors and southeast side of the 8th floor 220.585 ㎡ to the entire area of 7th floor and the entire area of southeast side of the 8th floor 220.585 ㎡.

3. Both parties agree to change the leasehold right as above and keep other clauses as the same as the existing agreement of establishment of the leasehold right.

In Witness Whereof, both parties hereto have signed and caused the change agreement to be executed.

Dec. 1, 2008

Establisher of Leasehold Right	Han, Jeong-hee (Seal)
#117-301, Hyundai APT, 434, Apgujeong-dong, Kangnam-gu Seoul

Leaseholder	WEBZEN Inc. (110111-1955694)
467-6, Dogok-dong, Kangnam-gu, Seoul
Kim, Chang-geun/ Representative Director (Seal)

(Indication of Real Estate)

1675-1/1675-2, Seocho-dong, Seocho-gu, Seoul
8th Floor Office, Reinforced Concrete Roof
1st Fl. 552. 83㎡,	2nd Fl. 522. 04㎡,	3rd Fl. 389.36㎡
4th Fl. 389.36㎡	5th Fl. 389.36㎡	6th Fl. 389.36㎡
7th Fl. 389.36㎡,	8th Fl. 389.36㎡,	1st underground Fl. 949.64㎡
2nd underground Fl. 858.98㎡,	3rd underground Fl. 397.42㎡